SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC 20549

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION

                     FILED PURSUANT TO SECTION 8(a) OF THE

                        INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Oppenheimer Europe Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

      Two World Trade Center, New York, New York 10048-0203
Telephone Number (including area code):  (212) 323-0200

Name and address of agent for service of process:

      Andrew J. Donohue, Esq.
      Executive Vice President & General Counsel

      OppenheimerFunds, Inc.
      Two World Trade Center - Suite 3400
      New York, New York 10048-0203

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes   X     No ___

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Pursuant  to the  requirements  of the  Investment  Company  Act of 1940,  the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 3rd day of November, 1998

                        Oppenheimer Europe Fund

                        By:   /s/ Andrew J. Donohue

                              ----------------------------
                              Andrew J. Donohue, Secretary

Attest:

By:   /s/ Robert G. Zack

      -----------------------------------
      Robert G. Zack, Assistant Secretary

NIA\euroN8A.98